EXHIBIT 10.35

                CONFIDENTIALITY, NON-COMPETE AND
                       SEVERANCE AGREEMENT

     THIS AGREEMENT is made on May 21, 1999 between Martin S.
Stone (the "Key Employee") and Trigen Energy Corporation (the "Company").

     WHEREAS, the Company has retained the Key Employee to serve as its Vice President Finance and Chief Financial Officer, upon mutually agreed terms; and

     WHEREAS, the Company and the Key Employee agree that certain benefits should accrue to the Key Employee and reasonable restrictions be imposed on the Key Employee in connection with Key Employee's employment by the Company.

     WHEREAS, in consideration of the severance provisions and other covenants agreed to by the Company in this Agreement, the Key Employee is willing to surrender his rights to severance payments on termination of his employment described on page 2 of the letter dated July 27, 1998, a true and correct copy of which is attached hereto as Exhibit A, under the heading "Severance Provision" and to comply with the provisions of this Agreement.

     NOW THEREFORE, in consideration of the mutual promises of the parties herein, the Key Employee and the Company agree to the following provisions in connection with the employment of the Key Employee by the Company:

     1. Severance Benefts. Except as provided in Section 2 and 3 below, the Key Employee will be eligible for the applicable severance benefits set forth in this Agreement if the Key Employee is permanently terminated by the Company for any reason other than for cause. If the Key Employee is terminated for cause, the Key Employee agrees that he will be entitled to payment of his accrued and unused vacation only. For the purposes of this Agreement "for cause" shall mean any termination of employment based upon:

(a)  any material breach of Sections 7 or 8 of this Agreement;
     or

(b) any conviction of any felony or misdemeanor involving moral turpitude or conviction of any other crime which the Board of Directors reasonably deems to involve fraud; or

(c) any act or omission which the Board of Directors reasonably deems to constitute gross negligence or misconduct inimical to the best interests of the Company in the performance of the Key Employee's obligations, duties and responsibilities as an officer and employee of the Company.

Discharge for cause will be effective immediately upon the Key Employee's receipt of
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written notice of termination of employment or such later date as may be specified in that notice; provided that, the notice shall contain the specific reasons and the specific event or events upon which the discharge is predicated.

     2. In the event of the death of the Key Employee during the term of his employment by the Company, such employment shall be deemed to terminate on the date of the Key Employee's death and no severance benefits set forth in this Agreement shall accrue and be owing by the Company to the estate or heirs or representatives of said Key Employee, other than payment for accrued but unused vacation time.

     3. Upon a voluntary termination of employment by the Key Employee, no severance benefits as set forth in this Agreement shall be due to the Key Employee, other than payment for accrued but unused vacation time. The employment of the Key Employee shall be deemed to terminate upon the written or oral resignation by the Key Employee.

     4. Except for a termination "for cause", or pursuant to Sections 2 or 3, above, the Company shall give the Key Employee not less than ninety (90) days written notice of any termination of his employment by the Company. Thereafter, in the case of any termination of his employment, other than a termination by the Company "for cause" or pursuant to Sections 2 or 3, in addition, the Company shall pay to the Key Employee a lump surn severance benefit equal to twelve (12) months of his then current annual base salary and any full and/or prorated bonus payments due and owed to the Key Employee. If prior to the termination of the Key Employee, the Compensation Committee of the Board of Directors of the Company provides for a "retirement" program for its employees then the Key Employee will be bound by that program and will be offered the same benefits defined by that program for other similarly situated Vice Presidents subject to the eligibility criteria of the program.

     In the event that Key Employee's employment is terminated within a one (1) year period immediately following a Change in Control (as defined below), for any reason other than "for cause", death or pursuant to a voluntary termination, then in addition to the foregoing ninety day notice and twelve month payment the Company shall pay to the Key Employee an additional year of the Key Employee's then current annual base salary, or such greater severance benefit as may be then generally applicable to Corporate Vice Presidents.

     For the purposes of this Agreement, a "Change in Control" shall be deemed to have taken place if after the date of execution of this Agreement (i) any person, including a "group" as described in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, (other than Suez Lyonnaise Des Eaux and its affiliates) becomes the owner or beneficial owner of the Company's common stock, having 40% or more of the combined voting power of the then outstanding common stock of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company), or (ii) the persons who were directors of the Company before the date of execution of this Agreement

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shall  cease to constitute a majority of the Board of  Directors of the Company, or any successor to the Company, as the direct or indirect result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of
assets  or  contested  election,  or  any  combination  of   the
foregoing transactions.

  5. Notwithstanding any of the foregoing, the Key Employee will be required to sign a release agreement, in the form and substance as usual and customary for other Company employees, waiving all claims against the Company in order to receive any of the post termination benefits or other payments described in this Agreement. The Key Employee agrees that if he refuses to sign such a payments owed release, the Company may reduce in whole or in part the post termination benefits and/or other payments owed to the Key Employee.

          6. Except for a termination "for cause", or pursuant to Sections 2 or 3, above, the following employee benefits, or such greater employee benefits as may be then generally offered to Corporate Vice Presidents following termination, will be provided during the twelve
(12) month period immediately following the date of termination:

(a) Individual executive level outplacement service, internally or externally as required; and

(b) The Company will, at its option, either pay the Key Employee's health care continuation coverage ("COBRA") premiums, or require the Key Employee to pay such premiums but pay to the Key Employee an additional amount or severance pay equal to said premiums, if the Key Employee elects such coverage.

     7. Non-Competition. During the period of the Key Employee's employment by the Company and for one year after any termination thereof (the "Non-Competition Period"), the Key Employee will not without prior written permission engage, directly or indirectly, including without limitation as a director, officer, employee, member, advisor, agent, or in any other capacity, or become an owner in whole or part, of any person, partnership, corporation or other entity engaged in district heating or cooling, cogeneration relating to district heating and cooling, providing building management services with respect to heating, ventilating or air conditioning, or other principal business activities of the Company or any of its subsidiaries in territories in which, at the time of termination of the Key Employee's employment, the Company or its subsidiaries have or are developing operations (the "Territories"). Ownership by the Key Employee of less than 5% of the outstanding securities or voting interest of any such competing corporation shall not constitute a breach of this Agreement.

            8. Secret or Confidential Information. At no time will the Key Employee disclose to anyone, other than the Company or persons designated by the Company, or use for the Key
Employee's own benefit, any trade secrets or other confidential information, or any inventions, discoveries, improvements, tools, machines, compounds, formulae, methods or products, whether or not patented or patentable, which are directly or indirectly useful in or relating to any aspect of the business of the Company or any of its affiliates as conducted from time to

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time,  as to which the Key Employee at any time during the  term of  his  employment shall become informed, which  shall  not  be
generally  known  to  the  public  or  recognized  as   standard
practice.   This  Section  shall not be violated  by  disclosure
required, in the reasonable judgment of the Key Employee by governmental authorities, provided that (i) to the extent permitted by law, notice of the requirement for such disclosure is given to the Board of Directors prior to making any disclosure, and (ii) the Key Employee requests confidential
treatment  in  connection  with such disclosure.   This  Section
shall not be violated by any disclosure of such information by the Key Employee required in the proper course of his duties as
Chief   Financial  Officer  in  good  faith,  including  without
limitation   during  discussions  with  analysts,  stockholders,
investors   and   underwriters  conducted  in  accordance   with
applicable laws and regulations.

     9. Injunctive Relief, Survival. The parties hereto acknowledge that the covenants contained herein are reasonable and necessary for the protection and commercial success of the Company, and that the Company will be damaged irrevocably if such covenants are not specifically enforced. Accordingly, the parties agree that the Company shall be entitled, in addition to any other rights and remedies available at law or in equity, to injunctive relief for the purpose of restraining the Key Employee from directly or indirectly doing or continuing to do any acts in violation of the covenants contained herein. The parties hereto agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territories, any prohibited activity, or any portion of the Non-Competition Period from the coverage of this Agreement and to apply the provisions of this Agreement to the remaining portion of the Territories, prohibited activities and Non-Competition Period not so severed by such judicial authority.

     10. Notices. All communications under this Agreement shall be in writing and shall be deemed given when sent by
overnight  delivery  service  or  delivered  by  mail  and,   if
delivered by mail, shall be mailed by registered or certified first class mail, postage prepaid, and addressed as follows (or to such other address as may be specified in writing by one party to the other):

     if to the Key Employee:

               Martin S. Stone
               11 Holmes Avenue
               Hartsdale, NY 10530

     if to the Company:

               Trigen Energy Corporation
               1 Water Street
               White Plains, New York 10601
               Attention:     Richard E. Kessel
                              Executive Vice President & Chief
                              Operating Officer
               Facsimile No.: (914) 286-6600

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     11.    Governing Law.  This Agreement shall be governed by,
and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, regardless of laws that might otherwise govern under applicable principles of conflicts of laws thereof

     12.  Letter Agreement Dated July 27, 1998.  The Company and the
          Key Employee
Agree to amend the terms of the letter dated July 27, 1998 to delete the second sentence of the first paragraph on page 1 of the letter and to delete the paragraph under the heading
"Severance Provision" which begins at the bottom of page 2 and continues on to page 3 of the letter dated July 27, 1998. Without limiting the obligations agreed to by the Company and the Key Employee under this Agreement, the Key Employee and the Company agree that effective upon the execution of this Agreement, the Company will employ the Key Employee for a term which may be terminated at any time at will by either the Company or the Key Employee.
All of the other terms of the letter dated July 27, 1998 shall remain in full force and effect, including the first and the third sentences of the first paragraph on page 1 of the letter and the benefits described in the paragraphs set forth on pages
1 and 2 of the letter beginning with the paragraph under the heading "Annual Incentive Management (AIM) Program" and ending with the paragraph under the heading "Vacation."

     IN WITNESS WHEREOF, the Key Employee has executed this
Agreement and the
Company has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

                              TRIGEN ENERGY CORPORATION



                                   /s/  Richard E. Kessel
                              By: ------------------------------
                                   Richard E. Kessel
                                   Executive Vice President &
                                   Chief Operating Officer



                                         /s/  Martin S. Stone
                              ----------------------------------
                                          Martin S. Stone

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                                        EXHIBIT A

Trigen Energy Corporation
One Water Street,
White Plains, New York 10601
(914) 286-6600
Fax (914) 948-9157/9190


July 27, 1998


Mr. Martin Stone
11 Holmes Avenue
Hartsdale, NY 10530

Dear Martin:

I am pleased to confirm our employment offer to you for the position of Vice President and Chief Financial Officer for Trigen Energy Corporation at an annualized salary of $200,000. Your first day of employment will be Tuesday, July 28th, and the terms of your employment under this agreement shall be for twelve months commencing on July 28, 1998. In addition to your base salary, you will be eligible to participate in the Trigen Executive Compensation Program.

The Trigen Executive Compensation Program includes the following:

  - Annual Incentive Management (AIM) Program - You will be eligible for a target incentive of 30% of your annualized salary (prorated for 1998). The actual awards granted under this plan are a function of the company's financial results and the attainment of individual objectives, and are distributed after year-end.

   - Long-term Equity Accumulation Program (LEAP) - Under LEAP you will be given a grant of 5,500 Incentive Stock Options
   (ISOs) and 9,750 Restricted Shares of Trigen stock. The ISO grant is effective on your first day of employment with an exercise price equaling the market's closing price on that day. These options vest over pro rata over the first five years of the grant and your have ten years from the date of the grant to exercise them.

The Restricted Share grant will be effective on October 1, 1998. The restrictions on the shares will lapse on the earlier of Trigen attaining $2.08 earnings per share or December 31, 2005. There is a stock ownership provision included in this plan.
Both the ISO grant and the Restricted Share grant require that you be an employee on the date of exercise or lapse of restrictions, unless otherwise noted in the plan agreements documents. A full description of LEAP explaining the features of this program is attached.


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  - Benefits-Effective on the 1st of the month following your employment date, our benefit package includes medical, dental, prescription drug, vision, life insurance (up to two times salary($300,000 Maximum)), accidental death and dismemberment insurance, and short and long term disability. An Employee Handbook detailing these benefits is enclosed.

  - Automobile Program - Commencing with your first day of employment, you will receive a supplemental stipend of $13,200, payable bi-weekly, to compensate you for a car and automobile insurance coverage.

  - Omnibus Deferral Program - This plan, which has three components, allows you to defer receipt of base salary and incentive payments, defer receipt of Trigen stock following the exercise of your stock options and restricted shares, and also provides a deferred account for future receipt of ERISA excess benefits.

  - Employee Stock Purchase Plan-You may contribute up to 10% of your total compensation to be used to purchase Trigen stock at a 15% discount from the lower of the market's closing price at the start or end of the plan's cycle. The plan runs a six-month period, and you will be eligible for the next cycle commencing October 1st.

   - 401(k) Plan - The plan provides you to invest up to 15% of your compensation, subject to ERISA limits, on a before-tax basis through payroll deductions. Trigen makes a matching contribution on all your contributions based on a sliding scale formula of 100% of your first $500 of contributions, 50% on your next $500, and 6% thereafter.

  - Profit Sharing Plan - As part of the 40l(k) Plan, the company may make a profit sharing contribution to your account. These contributions will be determined at each year-end at the company's sole discretion. The profit sharing contribution is made in the form of Trigen stock.

  - Vacation - Corporate officers are eligible for four weeks of vacation.

  - Severance Provision - If at any time during this term you are terminated "without cause," you will receive all of the compensation herein agreed to from the date of termination through the balance of the above stated term. In this context "cause" shall mean: (i) unauthorized use or disclosure to third parties of confidential information of the company, including financial information, marketing information, personnel information, customer information, project development information or information obtained from third parties concerning which the company is bound by a written confidentiality agreement (disclosure legally required to be made to government authorities, disclosures of matters already known to the general public, disclosure of information already in your possession on a non-confidential basis are excluded from this obligation.); (ii) conviction of any crime which the Board of Directors reasonably deems to involve fraud or other misdemeanor or felony involving moral turpitude, or (iii) any act or omission which the Board of Directors reasonably deems to constitute gross negligence or misconduct inimical to the best interests of the company in the performance of your obligations, duties and responsibilities hereunder.

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Both Rich and I are confident you will contribute quickly to
Trigen's culture and values of collegial and open communications while encouraging creative ideas, commitment and passion for our work. I look forward to working with you in meeting our challenge in successfully attaining Trigen's mission.

This offer is contingent upon the approval of Trigen's
Compensation Committee concerning the provisions of this offer and the Board's approval for becoming a corporate officer.

I trust this meets with your approval and please acknowledge your acceptance of this offer by signing where indicated below and returning a copy to me at your earliest convenience. The second copy is for your records.



Sincerely,

/s/  Thomas R. Casten

Thomas R. Casten
President and Chief Executive Officer

TRC
Attachments



                              Accepted By:  /s/  Martin S. Stone
7-27-98                                 ------------------------
                                            Martin Stone
Date





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